Exhibit 10.25

                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between ENRON CORP. ("Company") and KENNETH L. LAY
("Employee").

                      W I T N E S S E T H:

     WHEREAS, Company presently employs Employee pursuant to an Employment Agreement made effective as of September 1, 1989, as the same has heretofore been amended from time to time (the "Prior Employment Agreement"); and

     WHEREAS, Company is desirous of continuing to employ
Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Employee is desirous of continuing in the employ of Company on such terms and conditions and for such consideration;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES

     1.1 Employment; Effective Date. Company agrees to employ Employee and Employee agrees to be employed by Company, beginning as of December 9, 1996 (the "Effective
Date"), and continuing for the period of time set forth in
Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

     1.2 Position. During the term of employment under this Agreement, Company shall employ Employee in the position of Chairman and Chief Executive Officer of Company, or in such other executive positions as the parties mutually may agree.

     1.3 Duties and Services. Employee agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office as reasonably directed by Company. Employee's employment shall also be subject to the policies contained in Company's Conduct of Business
Affairs booklet and other similar documents, all as amended from time to time.

     1.4 Other Interests. Employee agrees, during the period of his employment by Company, to devote his full business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Company or any of its affiliates, or requires any significant portion of Employee's business time.

     1.5 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Employee shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

     1.6 Conflicts of Interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Company or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Company, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Company or any of its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Company's General Counsel any facts which might involve such a conflict of interest that has not been approved by Company's Board of Directors (the "Board of Directors"). Company and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Company and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by Employee to Company's General Counsel may be all that is necessary to enable Company or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Company or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Company to terminate the employment relationship. Employee agrees that Company's determination as to whether a conflict of interest exists shall be conclusive. Company reserves the right to take such action as, in its judgment, will end the conflict.

ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period (the "Term") beginning on the Effective Date and ending on December 31, 2001, and thereafter for such period, if any, as may be agreed upon in writing by Employee and Company.

     2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

          (i)  upon Employee's death;

          (ii) upon Employee becoming "Permanently
     Disabled," which, for purposes of this Agreement, shall mean Employee's becoming disabled so as to entitle him to benefits beyond 18 months of disability under Company's Long-Term Disability Plan;

          (iii) for "Cause," which, for purposes of this Agreement, shall mean termination by action of the Board of Directors because of Employee's (A) conviction of a felony, (B) willful refusal without proper legal cause to perform Employee's duties and responsibilities which remains uncorrected for seven days following written notice to Employee by Company of such breach,
     (C) willfully engaging in conduct that he knows or should know may be materially injurious to Company or any of its affiliates, (D) involvement in a conflict of interest as referenced in paragraph 1.6 for which Company makes a determination to terminate the employment of Employee which remains uncorrected for 30 days following written notice to Employee by Company of such breach, (E) material breach of any material provision of this Agreement or corporate code or policy which remains uncorrected for 30 days following written notice to Employee by Company of such breach, or (F) violation of the Foreign Corrupt Practices Act or other applicable United States law as proscribed by paragraph 6.2; or

          (iv) for any other reason whatsoever, in the sole discretion of the Board of Directors.

     2.3 Employee's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Employee shall have the right to terminate his employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

          (i) for "Good Reason," which for purposes of this Agreement shall mean termination by Employee within 60 days of and in connection with or based upon (A) a transfer or assignment from Employee's present position to a position which involves an overall substantial and material reduction in the nature or scope of Employee's duties and responsibilities, (B) a reduction in Employee's annual base salary as established pursuant to paragraph 3.1 (including subsequent increases) or the failure to continue Employee's participation in any incentive compensation or employee benefit plan or program (except a compensation or benefit plan or program that is substantially comparable to an existing compensation or benefit plan or program) in which Employee is participating or is eligible to participate prior to such reduction (other than as a result of the expiration of such plan or program), in each case other than as part of a general program to reduce compensation or employee benefits on a proportional basis relative to other employees of Company, (C) a permanent change and relocation of Employee from the city in which Employee was serving immediately prior to the time of such change to a place which is more than 50 miles away from such location, (D) a Change of Control (as such term is defined in paragraph 7.6 hereof), or (E) a material breach by Company of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Company; or

          (ii) for any other reason whatsoever, in the sole discretion of Employee.

     2.4 Notice of Termination; Delegation to Board of Directors. If Company or Employee desires to terminate Employee's employment hereunder at any time prior to expiration of the Term pursuant to paragraph 2.2 or 2.3, respectively, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee's employment hereunder and stating the effective date and reason for such termination; provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder; and, provided further, that Company shall consult in good faith with Employee and provide a reasonable opportunity for Employee to be heard prior to terminating Employee's employment hereunder for Cause. It is expressly acknowledged and agreed that the decision as to whether Cause exists for termination of the employment relationship by Company is delegated to the Board of Directors for determination. If Employee disagrees with the decision reached by the Board of Directors, then the dispute will be limited to whether the Board of Directors reached its decision in good faith.

ARTICLE 3:  COMPENSATION

     3.1 Base Salary. During the period beginning on the Effective Date and ending on December 31, 1996, Employee shall receive an annual base salary equal to $990,000. Thereafter, during the period of this Agreement, Employee shall receive a minimum annual base salary equal to $1,200,000. Employee's base salary shall be reviewed annually and may be increased annually and from time to time by the Board of Directors (or the Compensation Committee of such Board) in its sole discretion and, after any such change, Employee's new level of base salary shall be Employee's base salary for purposes of this Agreement until the effective date of any subsequent change. Employee's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives; provided, however, that Employee hereby irrevocably elects and agrees that any base salary payable to Employee pursuant to this paragraph 3.1 in excess of $1,000,000 during any taxable year of Company shall be deferred under Company's 1994 Deferral Plan. Any amounts deferred under Company's 1994 Deferral Plan pursuant to this paragraph 3.1 shall be subject to all of the terms and conditions of such plan, including, without limitation, the time of payment provisions thereof.

     3.2 Incentive Compensation. While Employee is actively employed under this Agreement, Employee shall be entitled to participate in the long term and annual incentive plans under Company's Executive Compensation
Program, as the same is currently or hereinafter maintained by Company for its executives. As of the Effective Date, such program includes the award of stock options, awards under Company's Performance Unit Plan, and bonus opportunities under Company's Annual Incentive Plan.

     3.3 Other Employee Benefits. While employed by Company, Employee shall be allowed to participate, on the same basis generally as other employees of Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Company to Company's employees of Employee's office. Such benefits plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

     3.4 Changes Permitted. Company shall not by reason of paragraphs 3.2 and 3.3 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any of such benefit plans or programs, so long as such actions are similarly applicable to covered employees generally. Unless specifically provided for in a written plan document adopted by the Board of Directors, none of the benefits or arrangements described in this Article shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Company.

     3.5 Stock Option Grant Agreements. Contemporaneously with the execution of this Agreement, Company shall issue to Employee a Stock Option Grant Agreement substantially in the form attached hereto as Exhibit A pursuant to which Employee shall be awarded as of the Effective Date an option under Company's 1991 Stock Plan (the "1991 Stock Plan") to purchase 637,500 shares of Company's common stock at a purchase price per share equal to the Fair Market Value (as such term is defined in the 1991 Stock Plan) of a share of such stock on the Effective Date. On January 3, 1997, Company shall issue to Employee a Stock Option Grant Agreement substantially in the form attached hereto as Exhibit A pursuant to which Employee shall be awarded on such date an option under the 1991 Stock Plan to purchase 637,500 shares of Company's common stock at a purchase price per share equal to the Fair Market Value (as such term is defined in the 1991 Stock Plan) of a share of such stock on such date.

     3.6 Split Dollar Agreement. Contemporaneously with the execution of this Agreement, Company, Employee, and the KLL & LPL Family Partnership, Ltd. shall execute and enter into the Split Dollar Agreement attached to this Agreement as Exhibit B.

ARTICLE 4:  PROTECTION OF INFORMATION

     4.1 Disclosure to Employee. Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Employee with business opportunities of Company or its affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its affiliates.

     4.2 Disclosure to and Property of Company. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Employee, individually or in conjunction with others, during Employee's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Employee's employment by Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Company.

     4.3 No Unauthorized Use or Disclosure. Employee will not, at any time during or after Employee's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Employee's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Employee's obligations under this paragraph. As a result of Employee's employment by Company, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets.

     4.4 Ownership by Company. If, during Employee's employment by Company, Employee creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee's employment; or, if the work is not prepared by Employee within the scope of Employee's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Employee within the scope of Employee's employment nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Company all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

     4.5 Assistance by Employee. Both during the period of Employee's employment by Company and thereafter, Employee shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

     4.6 Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article by Employee, and Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Employee and his agents involved in such breach and remedies available to Company pursuant to other agreements with Employee.

ARTICLE 5:  NON-COMPETITION OBLIGATIONS

     5.1 In General. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Employee, the business good will of Company and its affiliates that has been and will in the future be developed in Employee, or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the non-competition obligations hereunder: Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Company or any of its affiliates are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted such business:

          (i) engage in any business similar or related to or competitive with the business conducted by Company or any of its affiliates as described under Company's
     "Business Unit Highlights" on page one of the Enron
     Corp. 1995 Annual Report to Shareholders and Customers
     (the "Core Business of Company");

          (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business similar or related to or competitive with the Core
     Business of Company;

          (iii) transact any business in any manner pertaining to suppliers or customers of Company or any of its affiliates which, in any manner, would have, or is likely to have, an adverse effect upon Company or any of its affiliates; or

          (iv) induce any employee of Company or any of its affiliates to terminate his or her employment with Company or any of its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

These non-competition obligations shall extend until (A) the expiration of the Term if termination of the employment relationship is by Employee for Good Reason or by Company for any reason whatsoever other than death, Cause or Employee's becoming Permanently Disabled or (B) two years after termination of the employment relationship if such relationship is terminated for any reason not encompassed by clause (A) of this sentence. If Company abandons a particular aspect of the Core Business of Company, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of Company's business.

     5.2 Enforcement and Remedies. Employee understands that the restrictions set forth in paragraph 5.1 may limit Employee's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article by Employee, and Company shall be entitled to enforce the provisions of this Article by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Employee and Employee's agents involved in such breach and remedies available to Company pursuant to other agreements with Employee.

     5.3 Reformation. It is expressly understood and agreed that Company and Employee consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6:    STATEMENTS CONCERNING COMPANY; UNITED STATES
               FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS

     6.1 Statements Concerning Company. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that place
Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     6.2 United States Foreign Corrupt Practices Act and Other Laws. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of Company, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the "FCPA"), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in Company or any of its affiliates having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "Cause" for termination under this Agreement unless the Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Company.

ARTICLE 7:  EFFECT OF TERMINATION ON COMPENSATION

     7.1 In General. If Employee's employment hereunder shall terminate upon expiration of the Term or if such employment shall be terminated by Employee or by Company prior to the expiration of the Term for any reason whatsoever, then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment, except that if Employee's employment is Involuntarily Terminated (as such term is defined in paragraph 7.6 hereof) prior to the expiration of the Term, then Employee shall be entitled to receive the following benefits although Employee's active employment shall cease:

          (i) All payments of the annual base salary under paragraph 3.1 (in the amount in effect on the date Employee's employment is Involuntarily Terminated) and bonus payments under Company's Annual Incentive Plan (based upon Employee's most recent bonus payment amount received prior to the date Employee's employment is Involuntarily Terminated) at such time and in such manner as if Employee's employment had continued through the Term;

          (ii) Employee may participate in the incentive compensation programs provided for in paragraph 3.2
     (excluding Company's Annual Incentive Plan, which is covered in clause (i) above) as if Employee's employment had continued through the Term;

          (iii) Employee shall be provided coverage for the remainder of the Term essentially equivalent to that under Company's Contributory and Non-Contributory
     Life Insurance, Health and long-term disability plans for active employees (using Employee's annual base salary pursuant to paragraph 3.1 as the compensation base where relevant); and

          (iv) Employee or Employee's surviving spouse shall be provided additional pension payments in the amount that Employee or his surviving spouse would have received under Company's Retirement Plan, Supplemental Retirement Plan, and Pension Plan for Deferral Plan Participants had Employee's employment continued through the Term.

Company reserves the right to provide the benefits and payments referred to in paragraphs 7.1(ii), 7.1(iii), and 7.1(iv) by making substantially equivalent payments to or purchasing substantially equivalent benefits for Employee under arrangements other than the plans referred to in said paragraphs if, in Company's sole discretion, the tax or compliance status of such plans may otherwise be jeopardized. Such equivalent payments shall be a liability of Company, shall be paid exclusively from the general assets of Company, and shall be an unfunded and unsecured promise to pay money in the future, unless Company elects to otherwise fund or secure such payments.

     7.2  Certain Additional Payments by Company.
Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise
Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Employee shall notify Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Employee) within five days of the receipt of such claim. Company shall notify Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Employee shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Employee receives a refund of any amount paid by Company with respect to such claim, Employee shall promptly pay such refund to Company. If Company fails to timely notify Employee whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

     7.3 Offset of Severance Benefits. Any amount payable to Employee pursuant to this Article shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of Company or its affiliates presently in effect or which may be hereafter adopted or amended.

     7.4 No Duty to Mitigate Losses. Employee shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Employee pursuant to this Article. Any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which paragraphs 7.1 or 7.2 apply shall not reduce Company's obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of any such paragraph.

     7.5 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of Employee and Company with respect to Employee's base salary and certain perquisites of employment. Employee's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, performance units, life insurance policies insuring the life of Employee, and other benefits under the plans maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters; provided, however, that upon Employee's termination of employment hereunder for any reason whatsoever, the benefits payable to Employee under Company's 1988 Deferral Plan and the HNG Deferral Plan shall be paid, when distributable to Employee in accordance with the provisions of said plans, as if Employee had retired from Company.

     7.6  Certain Defined Terms.  For purposes of this
Agreement, the following terms shall have the meanings ascribed to them below:

          (i)  "Beneficial Owner" shall be defined by
     reference to Rule 13(d)-3 under the Securities Exchange Act of 1934, as in effect on September 1, 1989; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be the Beneficial Owner of such Voting Stock.

          (ii) "Change of Control" shall mean (A) Company merges or consolidates with any other corporation (other than one of Company's wholly owned subsidiaries) and is not the surviving corporation (or survives only as the subsidiary of another corporation), (B) Company sells all or substantially all of its assets to any other person or entity, (C) Company is dissolved, (D) any third person or entity (other than the trustee or committee of any qualified employee benefit plan of Company) together with its affiliates and associates shall become, directly or indirectly, the Beneficial Owner of at least 30% of the Voting Stock of Company, or (E) the individuals who constitute the members of the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (E), considered as though such person were a member of the Incumbent Board.

          (iii) "Involuntarily Terminated" shall mean termination of Employee's employment with Company (A) by Company for any reason whatsoever except for Cause or upon Employee's death or becoming Permanently
     Disabled or (B) by Employee for Good Reason.

          (iv) "Voting Stock" shall mean all outstanding shares of capital stock of Company entitled to vote generally in elections for directors, considered as one class; provided, however, that if Company has shares of Voting Stock entitled to more or less than one vote for any such share, such reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

     7.7 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Employee hereby agree that the payments, if any, to be received by Employee pursuant to paragraph 7.1 or paragraph 7.2 shall be received by Employee as liquidated damages.


ARTICLE 8:  MISCELLANEOUS

     8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Company to: Enron Corp.
                       1400 Smith Street
                       Houston, Texas  77002
                       Attention:  Corporate Secretary

     If to Employee to: Mr. Kenneth L. Lay
                        2121 Kirby Drive, #137
                        Houston, Texas  77019

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of this Agreement to the laws of another State or country. The parties agree that this Agreement is to be at least partially performed in Houston, Harris County, Texas.

     8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.4 Severability. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     8.6  Withholding of Taxes and Other Employee
Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

     8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     8.9  Affiliate.  As used in this Agreement, the term
"affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

     8.10 Cooperation by Employee. Employee shall cooperate with Company by furnishing any and all information requested by Company, taking such physical examinations as Company may deem necessary, and taking such other relevant action as may be requested by Company in order to facilitate the acquisition and maintenance of the life insurance policy on the life of Employee that is subject to the Split Dollar Agreement referenced in paragraph 3.6.

     8.11 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     8.12 Term. This Agreement has a term co-extensive with the Term as provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4, 5, and 6 shall survive any termination of the employment relationship and/or of this Agreement.

     8.13 Entire Agreement. Except as provided in (i) written company policies promulgated by Company dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (ii) the written benefits, plans, and programs referenced in paragraphs 3.2 and 3.3, and
(iii) any signed written agreements contemporaneously or hereafter executed by Company and Employee (including, but not limited to, the Split Dollar Agreement and the Stock Option Grant Agreements referenced in Article 3), this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to Employee's employment relationship with Employer and the term and termination of such relationship, and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee. Specifically, but not by way of limitation, the Prior Employment Agreement is hereby canceled and Employee hereby irrevocably waives and renounces all of Employee's rights and claims under the Prior Employment Agreement. Notwithstanding the preceding provisions of this paragraph 8.13, except as provided in paragraph 8.14, the execution of this Agreement shall not affect the rights of the parties pursuant to (A) the stock options and restricted stock previously awarded to Employee and currently outstanding under any and all stock plans maintained by Company, (B) the previous awards to Employee that are currently outstanding under Company's Performance Unit Plan, (C) that certain Split Dollar Life Insurance Agreement and related Collateral Agreement between Company and the KLL & LPL Family Partnership, Ltd. dated as of April 22, 1994, (D) that certain Loan Commitment Agreement between Company and Employee made effective as of September 1, 1989, as amended from time to time by amendments to the Prior Employment Agreement (the "Loan Commitment Agreement"), and (E) Section 2 of the Houston Natural Gas Corporation and Subsidiaries Executive Supplemental Benefit Agreement between Employee and Houston Natural Gas Corporation dated November 12, 1984 (the "HNG ESBA". Further, the execution of this Agreement shall not affect Employee's previous waiver, renouncement, and forfeiture of any and all of his rights to benefits under the Enron Executive Supplemental Survivor Benefits Plan, the Houston Natural Gas Corporation and Subsidiaries Executive Post-Retirement Salary Continuation Agreement between Employee and Houston Natural Gas Corporation dated July 1, 1985, and the HNG ESBA (excluding all rights as described under the terms and provisions of Section 2 of the HNG ESBA). Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     8.14 Amendment to Loan Commitment Agreement. Effective as of the Effective Date, the Loan Commitment Agreement shall be and is hereby amended as follows: (i) the date "December 31, 2001" shall be substituted for the date "August 31, 1994" in each place such latter date appears in Sections 1.01 and 2.04 of the Loan Commitment Agreement;
(ii) the date "January 1, 2001" shall be substituted for the dates "February 8, 1999," and "January 1, 1994" in each place such latter dates appear in Sections 2.01 and 2.03 of the Loan Commitment Agreement; and (iii) all references to the Prior Employment Agreement in the Loan Commitment Agreement shall be deleted and references to this Agreement shall be substituted therefor.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 18th day of December, 1996, to be effective as of the Effective Date.

                              ENRON CORP.


                              By:    CHARLES A. LeMAISTRE
                              Name:  Charles A. LeMaistre
                              Title: Chairman, Compensation
                                     Committee of Board of
                                     Directors
                                            "COMPANY"


                              KENNETH L. LAY
                              KENNETH L. LAY
                                             "EMPLOYEE"

                           EXHIBIT A

                          ENRON CORP.
                  STOCK OPTION GRANT AGREEMENT


GRANTEE:  Kenneth L. Lay
          2121 Kirby Drive, #137
          Houston, Texas  77019

I.   AWARD

Congratulations! You have been granted an Option ("Option") to purchase shares of $.10 par value common stock ("Stock") of Enron Corp. (the "Company") as follows:

     Employee I.D.:                          ###-##-####
     Non-Qualified Stock Option Grant No.:   ________________
     Stock Plan:                             Enron Corp. 1991 Stock Plan
     Date of Grant:                          ________________
     Purchase Price per Share Subject to Option:  $_______________
     Total Number of Shares Subject to Option:     637,500

II.  DEFINITIONS

For purposes of this Stock Option Grant Agreement (this
"Agreement"), the following terms shall have the following meanings:

     "Adjusted Average S&P 500 Return" means, with respect to a specified period, 120% of the Average S&P 500
     Return for such period.

     "Average S&P 500 Return" means, with respect to a specified period, the average of the Total Shareholder
     Returns during such period for the common stocks comprising the Standard & Poor's 500 Composite Stock
     Price Index.

     "Cause" shall have the meaning assigned to such term in the Employment Agreement.

     "Employee" shall mean Kenneth L. Lay.

     "Employment Agreement" shall mean that certain
     Employment Agreement between Employee and the Company made effective as of December 9, 1996.

     "Involuntarily Terminated" shall have the meaning assigned to such term in the Employment Agreement.

     "Measurement Period" shall mean the period beginning on January 1, 1997, and ending on the last day of any subsequent Year.

     "Nonvested Shares" shall mean 80% of the aggregate number of shares of Stock offered by this Option.

     "Plan" shall mean the Enron Corp. 1991 Stock Plan, as amended from time to time.

     "Retirement" shall mean the termination of Employee's employment with the Company on or after December 31, 2001, provided that Employee has remained continuously employed by the Company from the date of grant hereof through such termination date pursuant to the terms of the Employment Agreement.

     "Total Enron Shareholder Return" means, with respect to a specified period, the Total Shareholder Return during such period for a share of Stock.

     "Total Shareholder Return" means, with respect to a specified period, the sum during such period of the appreciation or depreciation in the price of a share of a company's common stock and the dividends paid, expressed on a percentage basis, as calculated by the Committee in a manner consistent with that used to calculate "Total Shareholder Return" under the Company's Performance Unit Plan as of the date of grant of this Option.

     "Year" shall mean the 12-month period beginning on January 1 and ending on December 31.

Capitalized terms used in this Agreement but not defined herein are defined in the Plan and are used herein with the meanings ascribed to them in the Plan.

III. EXERCISE OF OPTION

Subject to the earlier expiration of this Option as herein provided and subject to the provisions of the Plan providing for the disposition of this Option upon the occurrence of certain transactions, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of such officer as is then responsible for administering agreements of this nature, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined in accordance with the following schedule:





                                         Percentage of Shares
          Exercise Date                  That May Be Purchased

          Prior to November 1, 2003               20%
          On or After November 1, 2003           100%

Notwithstanding the foregoing, this Option shall become exercisable with respect to 100% of the shares offered by this Option if Employee's employment with the Company is Involuntarily Terminated or if such employment is terminated by reason of Employee's death, Disability, or Retirement. Further, this Option shall become exercisable with respect to the Nonvested Shares prior to the occurrence of the dates or events set forth above as follows:

          (1) As soon as practicable (but in no event more than 60 days) after the last day of December of each Year (beginning with December 31, 1997), the Committee shall determine whether the Total Enron Shareholder
     Return for such Year equaled or exceeded the Adjusted
     Average S&P 500 Return for such Year.

          (2) If the Total Enron Shareholder Return for such Year equaled or exceeded the Adjusted Average S&P 500 Return for such Year, then this Option shall become exercisable as of the last day of December of such Year with respect to one-third of the Nonvested Shares. If the Total Enron Shareholder Return for such Year was less than the Adjusted Average S&P 500 Return for such Year, then the one-third of the Nonvested Shares that did not become exercisable for such Year pursuant to the preceding sentence shall become exercisable as of the last day of such Year or any subsequent Year so long as the cumulative Total Enron Shareholder Return for the applicable Measurement Period equaled or exceeded the cumulative Adjusted Average S&P 500 Return for such Measurement Period. The Committee shall determine the cumulative Total Enron Shareholder Return and the cumulative Adjusted Average S&P 500 Return for any applicable Measurement Period.

This Option is not transferable by Employee otherwise than pursuant to Section 5.4(iii) of the Plan. This Option may be exercised only while Employee remains an employee of the Company, except that if Employee's employment with the Company is terminated for any reason whatsoever other than by the Company for Cause, then this Option may be exercised following such termination, but only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee's employment so terminates (which shall be determined after giving effect to the provisions of the preceding paragraph that provide that this Option shall be exercisable with respect to 100% of the shares offered hereunder in the event Employee's employment is Involuntarily Terminated or such termination is by reason of Employee's death, Disability, or Retirement).

Notwithstanding any provision herein to the contrary, (a) this Option shall not be exercisable in any event after December 31, 2003, and (b) this Option shall not become exercisable with respect to any additional shares offered by this Option after the termination of Employee's employment with the Company.

IV.      MISCELLANEOUS

This Option is governed by the terms and conditions of the Plan, which is attached hereto and made a part of this Agreement. This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986.

                                   Administrative Committee
                                   Enron Corp. 1991 Stock
Plan

                           EXHIBIT B

                     SPLIT DOLLAR AGREEMENT


     THIS SPLIT DOLLAR AGREEMENT (this "Agreement") is made and entered into effective as of December 13, 1996, by and among ENRON CORP., a Delaware corporation, with principal offices and place of business in Houston, Texas (hereinafter referred to as the "Company"), KENNETH L. LAY, an individual residing in Houston, Texas (hereinafter referred to as the "Employee"), and KLL & LPL FAMILY PARTNERSHIP, LTD., a Texas limited partnership with principal offices and place of business in Houston, Texas (hereinafter referred to as the "Partnership"),

     WITNESSETH THAT:

     WHEREAS, the Employee is currently employed by the Company; and

     WHEREAS, the Partnership is the owner of a policy of life insurance insuring the life of the Employee in the event of the Employee's death (hereinafter referred to as the "Policy"), which is described in Exhibit A attached hereto and by this reference made a part hereof, and which was issued by Transamerica Occidental Life Insurance Company (hereinafter referred to as the "Insurer"); and

     WHEREAS, the Policy was obtained on October 14, 1996, by the Partnership upon conversion of another life insurance policy on the life of the Employee that was owned by the Partnership and in which the Partnership had an economic interest valued at $200,112;

     WHEREAS, the Company is willing to pay a portion of the premiums due on the Policy as an additional employment benefit for the Employee, on the terms and conditions hereinafter set forth; and

     WHEREAS, the Partnership is the owner of the Policy and, as such, possesses all incidents of ownership in and to the Policy; and

     WHEREAS, the Company wishes to have the Policy collaterally assigned to it by the Partnership, in order to secure the repayment of the amounts which it will pay toward the premiums on the Policy and certain other amounts;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

     1. Acquisition of Policy. The Partnership has acquired the Policy from the Insurer in the total face amount of $11,887,900. The parties hereto have taken all necessary action to cause the Insurer to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment filed with the Insurer relating to the Policy.

     2. Ownership of Policy. The Partnership shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein.

     3.   Payment of Premiums; Provision of Information.

          a.   Except to the extent required for the
Partnership to satisfy its obligations pursuant to section 5 below, the Partnership shall not be required to make any premium payments with respect to the Policy.

          b. On or before the due date of each annual Policy premium, or within the grace period provided therein, the Company shall pay $250,000 to the Insurer, and shall, upon request, promptly furnish the Partnership evidence of timely payment of such premium. Except with the consent of the Partnership, the Company shall not pay less than the amount provided in the preceding sentence, but it may, in its discretion, at any time and from time to time, subject to acceptance of such amount by the Insurer, pay more than such amount or make other premium payments on the Policy. Notwithstanding any provision herein to the contrary, the Company shall have no obligation (1) to make more than five annual premium payments in the amount specified in the preceding provisions of this paragraph or (2) to make any premium payments on or after the date the Employee's employment with the Company terminates for any reason whatsoever.

          c. The Company shall annually furnish to the Employee a statement of the amount of income reportable by the Employee for federal and state income tax purposes as a result of the insurance protection provided the Partnership's Policy beneficiary. The Partnership and the
Employee shall promptly furnish the Company with (1) copies of any information or notices provided by the Insurer from time to time with respect to the Policy and (2) any other material or information relating to the Policy and reasonably requested by the Company from time to time.

     4. Collateral Assignment. To secure the repayment to the Company of the amount of the premiums on the Policy paid by it hereunder and the other amounts due to the Company hereunder, the Partnership has, contemporaneously herewith, assigned the Policy to the Company as collateral under a separate assignment instrument. The collateral assignment of the Policy to the Company shall not be terminated, altered or amended by the Partnership, without the express written consent of the Company. The parties hereto agree to take all action necessary to cause such collateral assignment to conform to the provisions of this Agreement and to be accepted by the Insurer. Without limiting the scope of the preceding provisions of this section, the parties hereto agree that the Company shall have an interest in the cash surrender value of the Policy to secure the amounts due to the Company hereunder, which interest shall in no event be less than the aggregate premium payments made with respect to the Policy by the Company pursuant to section 3(b) above.

     5.   Limitations on Partnership's Rights in Policy.
The Partnership shall not sell, assign, transfer, borrow against or withdraw from the cash surrender value of the Policy, surrender, or cancel the Policy without, in any such case, the express written consent of the Company. Further, the Partnership shall not change the beneficiary designation provision of the Policy, change the elected death benefit option provisions thereof, decrease or increase the face amount of insurance, fail to make premium payments, take any other action, or fail to take any action if, as a result of any such action or inaction, (a) the aggregate death benefits payable under the Policy at any given time would be less than the portion of the death benefits payable to the Company pursuant to the first sentence of section 6(b) below if the Employee's death was to occur at such time or (b) the projected cash surrender value of the Policy upon Employee's attainment of 100 years of age (determined based upon the Insurer's assumptions prevailing at the time of any such action or inaction) would be less than $250,000.

     6.   Collection of Death Proceeds.

          a. Upon the death of the Employee prior to the termination of this Agreement during the Employee's lifetime, the Company and the Partnership shall cooperate with the beneficiary or beneficiaries designated by the Partnership to take whatever action is necessary to collect the death benefit provided under the Policy. When such benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

          b. Upon the death of the Employee prior to the termination of this Agreement during the Employee's lifetime, the Company shall have the unqualified right to receive $1,250,000 of such death benefit in a single lump sum cash payment; provided, however, that if the Employee's employment with the Company has terminated for any reason whatsoever (other than death) prior to the date upon which the Company has paid all five of the annual premium payments provided for in section 3(b) above, then the amount of the death benefit payable to the Company shall be reduced to an amount equal to the aggregate premium payments made by the Company pursuant to section 3(b) above on or before the date of such termination. The balance of the death benefit provided under the Policy, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Partnership, in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy. In no event shall the amount payable to the Company hereunder exceed the insurance benefits payable at the death of the Employee. No amount shall be paid from such insurance benefits to the beneficiary or beneficiaries designated by the Partnership until the full amount due the Company hereunder has been paid. The parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

          c. Notwithstanding any provision hereof to the contrary, in the event that, for any reason whatsoever, no death benefit is payable under the Policy upon the death of the Employee prior to the termination of this Agreement during the Employee's lifetime and in lieu thereof the Insurer refunds all or any part of the premiums paid for the Policy, the Company and the Partnership's designated beneficiary or beneficiaries shall have the unqualified right to share such premiums based on the respective cumulative contributions by the Company and the Partnership thereto. For purposes of the preceding sentence, the Partnership shall be deemed to have made a premium payment with respect to the Policy on the effective date of this Agreement in an amount equal to $200,112.

     7.   Termination of the Agreement During the Employee's
Lifetime.

          a.   This Agreement may be terminated by the
Partnership at any time during the Employee's lifetime upon written notice to the Company and payment to the Company by the Partnership at the time of such notice of a single lump sum cash payment in the amount of $1,250,000; provided, however, that if the Employee's employment with the Company has terminated for any reason whatsoever (other than death) prior to the date upon which the Company has paid all five of the annual premium payments provided for in section 3(b) above, then the amount of such required payment to the Company by the Partnership shall be reduced to an amount equal to the aggregate premium payments made by the Company pursuant to section 3(b) above on or before the date of such termination. Upon receipt of such amount, the Company shall release the collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release.

          b. This Agreement shall automatically terminate, during the Employee's lifetime, without notice, upon the occurrence of any of the following events: (1) total cessation of the Company's business; (2) bankruptcy, receivership or dissolution of the Company; or (3) mutual written consent of the parties. If this Agreement terminates for a reason described in the preceding sentence, then for sixty (60) days after the date of the termination of this Agreement, the Partnership shall have the option of obtaining the release of the collateral assignment of the Policy to the Company. To obtain such release, the Partnership shall repay to the Company the total amount of the premium payments made by the Company hereunder, less any indebtedness secured by the Policy which was incurred by the Company and remains outstanding as of the date of such termination, including any interest due on such indebtedness. Upon receipt of such amount, the Company shall release the collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release. If the Partnership fails to exercise such option within such sixty (60) day period, then, at the request of the Company, the Partnership shall execute any document or documents required by the Insurer to transfer the interest of the Partnership in the Policy to the Company. Alternatively, the Company may enforce its right to be repaid the amount of the premiums on the Policy paid by it from the cash surrender value of the Policy under the collateral assignment of the Policy; provided that in the event the cash surrender value of the Policy exceeds the amount due the Company, such excess shall be paid to the Partnership. Thereafter, neither the Partnership nor any person claiming under the Partnership shall have any further interest in and to the Policy, either under the terms thereof or under this Agreement.

     8. Insurer Not a Party. The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the collateral assignment executed by the Partnership and filed with the Insurer in connection herewith.

     9.   Named Fiduciary. Determination of Benefits, Claims
Procedure and Administration.

          a. The Company is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.
          b. (1) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the Company at its then principal place of business.

               (2)  Claim Decision.  Upon receipt of a
claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

                    If the claim is denied in whole or in
part, the Company shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

               (3)  Request for Review.  With sixty (60)
days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review its determination. Such request must be addressed to the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company's determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company's determination.

               (4)  Review of Decision.  Within sixty (60)
days after the Company's receipt of a request for review, it will review the determination. After considering all materials presented by the Claimant, the Company will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

     10. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee, the Partnership, and their respective successors, assigns, heirs, executors, administrators, and beneficiaries.

     12.  Notice.   Any notice, consent or demand required
or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

     13. Taxes. The Company makes no guarantees and assumes no obligations or responsibilities with respect to the Employee's or the Partnership's federal, state, or local income, estate, inheritance, and gift tax obligations, if any, under this Agreement, the Policy, or the collateral assignment of the Policy to the Company.

     13. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate on this the 18th day of December, 1996, effective as of December 13, 1996.

                     ENRON CORP.


                     By:CHARLES A. LeMAISTRE
                     Name: Charles A. LeMaistre
                     Title: Chairman, Compensation Committee
                     of Board of Directors
                                                 "COMPANY"



                     KENNETH L. LAY
                     Kenneth L. Lay
                                                 "EMPLOYEE"



                     KLL & LPL FAMILY PARTNERSHIP, LTD.


                     By:KENNETH L. LAY
                     Name:   Kenneth L. Lay
                     Title:  Managing Partner

                                    "PARTNERSHIP"

                           EXHIBIT A


     The following life insurance policy is subject to the attached Split Dollar Agreement:


Insurer:            Transamerica Occidental Life Insurance Company

Insured:            Kenneth L. Lay

Policy Number:      92539069

Face Amount:        $11,887,900

Effective Date of Policy:  October 14, 1996